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                                                                     Exhibit 4.5

                             AMENDED AND RESTATED
                    COLLATERAL PLEDGE AND SECURITY AGREEMENT


          AMENDED AND RESTATED COLLATERAL PLEDGE AND SECURITY AGREEMENT, dated as of July 12, 1999 (this "Agreement"), made by EarthWatch Incorporated (the "Company"), a Delaware corporation having its principal office at 1900 Pike Road, Longmont Colorado, 80501, in favor of The Bank of New York, a New York banking corporation, having its principal corporate trust office at 101 Barclay Street, Floor 21 West, New York, New York 10286 in its capacity as collateral agent (referred to herein as the "Collateral Agent") for itself and for the ratable benefit of the holders from time to time of the Existing Notes and the Permitted Specified Indebtedness referred to below. This Agreement amends, restates and supersedes in its entirety that certain Collateral Pledge and Security Agreement dated as of April 8, 1999, between the Company and the Collateral Agent.

                               *  *  *  *  *  *

                                  BACKGROUND

       A. In connection with the Recapitalization Transaction, the Company is issuing certain notes (herein referred to as the "Existing Notes") pursuant to the Existing Notes Indenture, in replacement of the Original Notes issued under the Original Indenture.

       B. It is an integral part of the consummation of the Recapitalization Transaction that the Company cause the First QuickBird Launch Insurance to be issued in favor of the Collateral Agent as sole loss payee, as security for the Existing Notes Obligations in the amount of up to the Existing Notes Obligations Cap.

       C. The Company may incur one or more issues of Permitted Specified Indebtedness, which will also be secured by the First QuickBird Launch Insurance, as security for the Permitted Specified Indebtedness Obligations in the amount of up to the Permitted Specified Indebtedness Cap.

       D. It is the intent of the parties that certain Original Collateral shall secure the Existing Notes Obligations until the delivery by the Company to the Collateral Agent of the First QuickBird Launch Insurance meeting the terms of this Agreement.

       E. It is the intent of the parties that any distributions in respect of the Collateral, including any distributions in respect of payments to the Collateral Agent under the First QuickBird Launch Insurance shall be distributed in accordance with Section 8(d) hereof.

          NOW THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Transaction Documents and for other good and valuable consideration, the
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receipt and sufficiency of which is hereby acknowledged by the Company, the
Company hereby covenants and agrees with, and (in Section 4 below) represents and warrants to the Collateral Agent for the benefit of the Secured Parties as follows:

          Section 1. Defined Terms. Capitalized terms that are used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Existing Notes Indenture. All definitions shall be equally applicable to the singular and plural forms of the terms defined. The use of the word "including" shall be deemed to mean "including, without limitation." In addition to the terms defined in the introductory and background paragraphs of this Agreement, the following terms shall have the meanings indicated below:

           "Collateral" means all of the following, whether now owned or hereafter acquired:

           (i) the First QuickBird Launch Insurance;

           (ii) all accounts, contract rights, instruments, investment property and general intangibles relating to the First QuickBird Launch Insurance, including without limitation any, premiums, unearned premiums and premium refunds; and

           (iii) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and proceeds, issues, returns, rents, profits and products of, each of the foregoing.

          "Collateral Agent" means The Bank of New York in its capacity as collateral agent for itself and for the ratable benefit of the other Secured Parties, and its successors and assigns.

          "Collateral Agent Expenses" means the costs and expenses incurred by the Collateral Agent in connection with the sale or other disposition of the Collateral and any and all other fees, expenses or other amounts payable to the Collateral Agent and its agents pursuant to this Agreement, including, without limitation, expenses of the Collateral Agent and its agents, including the fees and expenses of its outside counsel and internal counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith or pursuant to Section 7 hereof and amounts payable pursuant to
Section 17 hereof.

          "Default" and "Event of Default" shall each have the meanings ascribed to such terms in the Existing Notes Indenture or any Permitted Specified Indebtedness Agreements.

          "Excess Proceeds Distributions" shall have the meaning ascribed to such term in Section 8(d) hereof.

          "Existing Notes" means the Notes issued pursuant to and as defined in the Existing Notes Indenture.

          "Existing Notes Indenture" means that certain Amended and Restated Senior Notes Indenture dated as of April 8, 1999 between the Company and the Existing Notes

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Indenture Trustee, pursuant to which the Existing Notes were issued in replacement of the Original Notes, as from time to time amended, modified or supplemented.

          "Existing Notes Indenture Trustee" means The Bank of New York, as indenture trustee under the Existing Notes Indenture and any successors or assigns.

          "Existing Notes Obligations" means the Existing Notes and all other obligations under and in respect of the Existing Notes Indenture, whether for principal, premium, interest, fees or otherwise.

          "Existing Notes Obligations Cap" means FIFTY-SIX MILLION DOLLARS ($56,000,000).

          "Filing Offices" means (i) the Secretary of State of Colorado and
(ii) the County Clerk of Boulder, Colorado.

          "First QuickBird Launch Insurance" means the "EarthWatch, Incorporated
- QuickBird Launch and In-Orbit Operations Insurance Policy" in respect of the First QuickBird Satellite, in substantially the form attached as Exhibit A hereto, as such policy may from time to time be amended, modified, supplemented or replaced, including for the purpose of increasing the insurance amount on account of the issuance of Permitted Specified Indebtedness.

          "First QuickBird Satellite" means the QuickBird-1 spacecraft manufactured pursuant to the contract for QuickBird Spacecraft number SE.IM.PRJ.0004.A, dated June 9, 1998, between Ball Aerospace & Technologies Corp. and the Company (as such contract may from time to time be amended, changed, modified, revised or supplemented, including amendments and exhibits attached thereto), and related attached components and equipment.

          "Officer" means, with respect to the Company, (i) the Chairman of the Board, the Chief Executive Officer, the President or any other Director of the Company or (ii) the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Company Secretary or any Company Assistant Secretary.

          "Officers' Certificate" means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause
(ii) of the definition thereof; provided, however, that any such certificate may be signed by any two of the Officers listed in clause (i) of the definition thereof in lieu of being signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof.

          "Opinion of Counsel" means a written opinion signed by legal counsel who may be an employee of or counsel to the Company.

           "Original Collateral" shall have the meaning ascribed to such term in
Section 25 hereof.

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          "Original Indenture" means that certain Senior Notes Indenture dated as of March 19, 1997 between the Company and the Original Notes Indenture Trustee, pursuant to which the Original Notes were issued.

          "Original Notes" means the "Notes" issued pursuant to and as defined in the Original Indenture.

          "Original Notes Indenture Trustee" means The Bank of New York, as indenture trustee under the Original Indenture.

          "Original Pledge Agreement" shall have the meaning ascribed to such term in Section 25 hereof.

          "Permitted Insurance Modification" means the following particular specified amendments and modifications to the First QuickBird Launch Insurance:

          (a) amendments and modifications to cure any ambiguity, defect or inconsistency in the First QuickBird Launch Insurance or to increase the rights and benefits in favor of the Collateral Agent in respect of the First QuickBird Launch Insurance; provided that such amendments or modifications shall not, directly or indirectly, adversely affect the interests of the Collateral Agent or any other Secured Party in any material respect;

          (b) amendments and modifications to the launch schedule set forth in paragraph 9 of the declarations section of the First QuickBird Launch Insurance; and

          (c) amendments and modifications in the "Definitions" section of the First QuickBird Launch Insurance which only amend or modify the definitions of the specific defined terms set forth on Schedule II attached hereto.

          "Permitted Specified Indebtedness" means one or more issues of Indebtedness in the form of notes or a bank loan facility resulting in aggregate net proceeds to the Company not to exceed $130,000,000, after any amounts paid in respect of any underwriting discounts and commissions, fees, expenses and other costs payable by the Company and associated with such issuance of such notes or creation of such bank loan facility, as the case may be, incurred after the Closing Date and so specified as Permitted Specified Indebtedness by the Company at the time of incurrence pursuant to an officers' certificate delivered to the Trustee under the Indenture; which Indebtedness (i) shall be equal in priority of payment or subordinate in right of payment with the Existing Notes and (ii) shall be an obligation of the Company only and not any Subsidiary of the Company.

          "Permitted Specified Indebtedness Agreements" means any indenture, credit agreement or other agreement governing the terms of any Permitted Specified Indebtedness, as from time to time amended, modified or supplemented.

          "Permitted Specified Indebtedness Cap" means the original principal amount of Indebtedness in the form of notes or a bank loan facility resulting in aggregate net proceeds to the Company not to exceed $130,000,000, after any amounts paid in respect of any underwriting discounts and commissions, fees, expenses and other costs payable by the Company, and associated with such issuance of such notes or creation of such bank loan facility, as the case may be, and original issue discount or interest accrued on such indebtedness from the issue date(s) through the earlier of June 30, 2000 and the date of first intentional ignition of the launch vehicle for the First QuickBird Satellite.

          "Permitted Specified Indebtedness Obligations" means the Permitted Specified Indebtedness and all other obligations under and in respect of the Permitted Specified Indebtedness Agreements, whether for principal, premium, interest, fees or otherwise.

          "Permitted Specified Indebtedness Representative" means any indenture trustee, agent or similar Person with respect to Permitted Specified Indebtedness, including any successors or assigns.

          "Proceeds" means "proceeds," as such term is defined in Section 9-306(1) of the UCC, and, in any event, shall include, without limitation, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Company or the Collateral Agent from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to the Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

          "Proceeds Distributions" shall have the meaning ascribed to such term in Section 8(d) hereof.

          "Returned Insurance Premiums" shall have the meaning ascribed to such term in Section 8(g) hereof.

          "Secured Obligations" means, collectively, the Existing Notes Obligations, the Permitted Specified Indebtedness Obligations and the Collateral Agent Expenses.

          "Secured Parties" means the Collateral Agent, the Existing Notes Indenture Trustee, any Permitted Specified Indebtedness Representative and any holders or other obligees from time to time of the Existing Notes Obligations or any Permitted Specified Indebtedness Obligations.

          "Termination Date" means the date two years following the first intentional ignition of the launch vehicle for the First QuickBird Satellite; provided that there has been no event of loss under the First QuickBird Launch Insurance or other event causing payment under the First QuickBird Launch Insurance.

          "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment. perfection or priority of the Collateral Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" means the Uniform Commercial Code as in effect in such other Jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          Section 2. Assignment and Grant of Security Interest. As collateral security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of, and the performance of, all the Secured Obligations, the Company hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for itself and the ratable benefit of the Secured Parties, a continuing security interest in all of the Company's right, title and interest in, to and under the Collateral. This Agreement secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations.

          Section 3. Rights of the Collateral Agent; Limitations on the Collateral Agent's Secured Obligations. (a) It is expressly agreed by the Company that, anything herein to the contrary notwithstanding, the Company shall remain liable under each of its contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder and the Company shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such contract. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contract by reason of or arising out of this Agreement or the granting of a security interest in any contract (including the First QuickBird Launch Insurance) to the Collateral Agent or the receipt by the Collateral Agent or any other Secured Party of any payment relating to any such contract pursuant hereto, nor shall the Collateral Agent nor any other Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Company under or pursuant to any contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

          (b) The Company hereby authorizes the Collateral Agent to collect directly from any Person any proceeds in respect of the Collateral, including, without limitation, any payments under or in respect of the First QuickBird Launch Insurance. In the event that the Company receives any amount or other proceeds in respect of the First QuickBird Launch Insurance or other Collateral from the relevant insurance company or any other Person other than the Collateral Agent in accordance with this Agreement, the Company shall cause such amounts to be held in trust for the benefit of the Collateral Agent and immediately turned over to the Collateral Agent in the same form received with appropriate endorsements.

          Section 4. Representations and Warranties. The Company hereby represents and warrants to the Collateral Agent, as of the Issue Date, as follows:

          (a) The Company is the sole owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good title thereto, free and clear of any and all Liens, except for the assignment, security interest and other rights granted pursuant to this Agreement.

          (b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by the Company in favor of the Collateral Agent pursuant to this Agreement.

          (c) The Company's place of business (or the chief executive office if it has more than one place of business), the places where its records concerning the Collateral are kept is set forth on Schedule 1 attached hereto.

          (d) A true and correct copy of the policy relating to the First QuickBird Launch Insurance is attached as Exhibit A hereto, which policy includes the Collateral Agent as sole loss payee thereon and is in full force and effect.

          (e) Upon the occurrence of (i) the execution and delivery of this Agreement by the Collateral Agent and the Company, (ii) the procurement of the First QuickBird Launch Insurance in accordance with this Agreement, (iii) the filing of a copy of this Agreement with the Filing Offices, (iv) the filing of a UCC financing statement describing the Collateral with the Filing Offices and
(v) the delivery to the Collateral Agent of the original insurance policy in respect of the First QuickBird Launch Insurance, the Collateral Agent shall have a first priority, perfected security interest in the Collateral, free and clear of any and all Liens.

          Section 5. Covenants. The Company covenants and agrees with the Collateral Agent that from and after the Closing Date and until the Secured Obligations are fully and indefeasibly satisfied in cash or the Termination Date otherwise occurs:

          (a) Further Documentation; Pledge of Instruments. At any time and from time to time, at the sole expense of the Company, the Company will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as may be necessary and desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, securing all consents and approvals necessary or appropriate for the assignment of, or grant of a security interest in, the First QuickBird Launch Insurance (or any other contract constituting Collateral held by the Company or in which the Company has any rights not heretofore assigned) to the Collateral Agent, the execution and filing of any financing or continuation statements under the UCC or any other required filings with respect to the Liens, assignments and security interests granted hereby and the delivery to the Collateral Agent of any Collateral constituting instruments or investment securities under the UCC. Without limiting the foregoing, the Company will perform all acts as may be necessary or desirable to create and maintain in favor of the Collateral Agent a first priority perfected security interest in the Collateral. To the extent permitted by applicable law, the Company authorizes the Collateral Agent to sign any financing or continuation statement instead of the Company.

          (b) Limitation on Liens on Collateral. The Company will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral (other than the Lien in favor of the Collateral Agent created hereby), and will defend the right, title and interest of the Collateral Agent in and to any of the Company's rights in the Collateral and in and to the Proceeds thereof constituting Collateral against the claims and demands of all Persons whomsoever.

          (c) Maintenance of Insurance. The Company shall comply in all respects with the insurance requirements set forth in Section 4.9 of the Existing Notes Indenture. Without limiting the generality of the foregoing, the Company shall take all actions necessary to continue the First QuickBird Launch Insurance in full force and effect (including payment of all premiums) and to cause the Collateral Agent to be the sole loss payee on the First QuickBird Launch Insurance.

          (d) Limitations on Disposition. The Company will not sell, assign, lease, transfer or otherwise dispose of any of the Collateral or any interest therein to any Person other than the Collateral Agent.

           (e) Notices. The Company will advise the Collateral Agent promptly, in reasonable detail, (i) of any material Lien or claim made or asserted against any of the Collateral, (ii) of any material change in the composition of the Collateral, (iii) of any claim under the First QuickBird Launch Insurance or any event causing the payment of any sums (including return of premium) in respect of the First QuickBird Launch Insurance and (iv) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or in the security interests created hereunder. The Company will promptly provide the Collateral Agent with copies of any and all notices received from or provided to any insurance company or agent in respect of the First QuickBird Launch Insurance. Without limiting the generality of the foregoing, the Company will promptly provide the Collateral Agent, the Existing Notes Indenture Trustee and any Permitted Specified Indebtedness Representative with any information regarding the First QuickBird Launch Insurance as such Person shall reasonably request.

          (f) First QuickBird Launch Insurance. The Company shall not permit any amendment, modification or termination of the First QuickBird Launch Insurance, or any settlement in respect of any claim thereunder, without the written consent of the Collateral Agent. The Company shall comply with all terms and conditions of the First QuickBird Launch Insurance and will act promptly and diligently in the enforcement of all rights, the protection of all benefits and the prosecution of any claims under the First QuickBird Launch Insurance. In respect of the First QuickBird Launch Insurance, the Company shall not permit there to be (i) any loss payee, other than the Collateral Agent or (ii) any insured party or additional insured party, other than the Company. The Company shall not permit there to be any original policy in respect of the First QuickBird Launch Insurance other than any such original which is delivered to the Collateral Agent.

          (g) Continuous Perfection. The Company will not change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith misleading within the meaning of Section 9-402(7) of the UCC (or any other then applicable provision of the UCC) unless the Company shall have given the Collateral Agent at least 60 days' prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Collateral Agent to amend such financing statement or continuation statement so that it is not misleading. The Company will not change its place of business or its chief executive office (if it has more than one place of business) or remove its records from any location, unless it gives the Collateral Agent at least 60 days' prior written notice thereof and has taken such action as is necessary to cause the security interest of the Collateral Agent in the Collateral to continue to be perfected.

          Section 6. The Collateral Agent's Appointment as Attorney-in-Fact.
(a) The Company hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, from time to time in the Collateral Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which the Collateral Agent may deem necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right, but not the duty, on behalf of the Company, without notice to or assent by the Company to do the following:

          (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of the Company or in its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

          (ii) to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral and to pay any required insurance premiums and related costs and expenses; and

          (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Collateral Agent or as the Collateral Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any, Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, general intangibles, instruments and other items constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Company with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; and (G) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and the Company's expense, at any time, or from time to time, all acts and things which the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as the Company might do.

          (b) The Collateral Agent agrees that, except upon the occurrence and during the continuance of any Event of Default, it will forbear from exercising the power of attorney or any rights granted to the Collateral Agent pursuant to this Section 6; provided that the Collateral Agent may exercise any such power of attorney or other rights notwithstanding the absence of an Event of Default if such exercise is necessary or desirable for the grant to, or maintenance in favor of, the Collateral Agent of the first priority security interest in the Collateral intended by this Agreement. The Company hereby ratifies, to the extent permitted by law, all that any said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this
Section 6, being coupled with an interest, shall be irrevocable until the Secured Obligations are indefeasibly paid in full in cash.

          (c) The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act, except for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured it.

          (d) The Company also authorizes the Collateral Agent, at any time and from time to time, including, but not limited to, upon the occurrence and during the continuance of an Event of Default, (i) to communicate in its own name with any party to any contract constituting Collateral with regard to the assignment of the right, title and interest of the Company in and under the Contracts constituting Collateral hereunder and other matters relating thereto and (ii) to execute, in connection with the sale or other realization provided for in Section 8 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral. Nothing in this Agreement shall be construed to limit the power of the Collateral Agent at anytime and from time to time to communicate with any insurance company or any agent in respect of the First QuickBird Launch Insurance or otherwise exercise any rights or powers granted to it under the First QuickBird Launch Insurance.

          Section 7. Performance by the Collateral Agent of the Company's Obligations. If the Company fails to perform or comply with any of its agreements contained herein, and the Collateral Agent shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at the highest rate then in effect in respect of the Secured Obligations, shall be payable by the Company to the Collateral Agent on demand and shall constitute Secured Obligations secured hereby.

          Section 8. Remedies; Rights Upon an Event of Default; Allocation and Payment of Proceeds Distributions; Special Provisions Regarding Return of Premiums Under First QuickBird Launch Insurance. (a) If an Event of Default shall occur and be continuing, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC and other applicable law. Without limiting the generality of the foregoing, the Company expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Company or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or any of the Collateral Agent's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Company hereby releases (subject as aforesaid). The Company further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Company's premises or elsewhere. The Collateral Agent shall apply or hold the net proceeds of any such collection, recovery receipt, appropriation, realization or sale, as provided in
Section 8(d) hereof, the Company remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds to the holders of Secured Obligations to the extent provided in Section 8(d) and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-504(1)(c) of the UCC, need the Collateral

Agent account for the surplus, if any, to the Company. To the maximum extent permitted by applicable law, the Company waives all claims, damages, and demands against the Collateral Agent arising out of any repossession, retention or sale of the Collateral. The Company agrees that the Collateral Agent need not give more than ten days' notice (which notification shall be deemed given when delivered on an overnight basis, postage prepaid, addressed to the Company at its address referred to in Section 12) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Collateral Agent is entitled, the Company also being liable for the fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

          (b) The Company also agrees to pay all costs of the Collateral Agent, including, without limitation, fees and disbursements of Collateral Agent's attorneys, incurred in connection with the enforcement of any of its rights and remedies under this Agreement.

          (c) The Company hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

          (d) Subject to clause (g) below, any cash held or received by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral (including, without limitation, any payment in respect of the First QuickBird Launch Insurance) (collectively, "Proceeds Distributions"), shall be applied, distributed or held by the Collateral Agent, whether or not there then exists any Default or Event of Default, as follows:

          First, Proceeds Distributions shall be applied to the payment of and reserve for Collateral Agent Expenses;

          Second, Proceeds Distributions shall be reserved for the benefit of the appropriate Secured Party to be applied equally and ratably to make an Offer to Purchase the Existing Notes Obligations and to the Permitted Specified Indebtedness Obligations in accordance with Section 4.16 of the Existing Indenture and the equivalent provision of the Permitted Specified Indebtedness Agreements, in each case to the extent of the Existing Notes Obligations Cap and the Permitted Specified Indebtedness Cap;

          Finally, after reserving an amount sufficient for the payment and reserve in full in cash of all of the Secured Obligations as set forth above in paragraph "First" and "Second" of clause (d) of this Section 8, any remaining Proceeds Distributions ("Excess Proceeds Distributions") shall be distributed by the Collateral Agent to the Company, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

          (e) It is the intent, as a matter of timing and accommodation only, that any Excess Proceeds Distributions shall be distributed to the Company or otherwise in accordance with paragraph "Finally" of clause (d) of Section 8 above substantially concurrently with the setting aside or reserve of Proceeds Distribution sufficient for the payment of the Secured Obligations as provided in paragraphs "First" and "Second" of such clause (d); provided that nothing shall diminish the prior and senior interest of the Secured Creditors in the Collateral and the Proceeds Distributions to the extent of the Secured Obligations as contemplated herein. In the event that the Secured Obligations are not or have not been paid in full as contemplated by clause (d) of Section 8 above, notwithstanding the distribution of Proceeds Distributions to the Company, the Company agrees to promptly return or cause the return of such Proceeds Distributions to the Collateral Agent to the extent necessary to so fully provide for the Secured Obligations as contemplated herein.

          (f) Any distribution and payment to the Secured Parties in respect of the Existing Notes Obligations and the Permitted Specified Indebtedness Obligations pursuant to paragraph "Second" of clause (d) of this Section 8 shall be treated as a prepayment, without premium, of the accreted value of, and accrued and unpaid interest, if any, on, the Existing Notes Obligations and the Permitted Specified Indebtedness Obligations, as the case may be, to the extent of such distribution and payment in respect thereof and the accreted value of the Existing Notes Obligations and the Permitted Specified Indebtedness Obligations, as applicable, and accrued and unpaid interest thereon, shall be deemed reduced by the aggregate amount of any such distribution and payments.

          (g) Subject to the following sentence, in the event that the Collateral Agent receives any Proceeds Distributions that constitute the return of insurance premiums ("Returned Insurance Premiums") under the First QuickBird Launch Insurance in accordance with the terms thereof, the Collateral Agent shall hold all Returned Insurance Premiums for a period of 180 days following receipt before distributing such amounts in accordance with clause (d) of this
Section 8. In the event that the Company delivers an Officers' Certificate to the Collateral Agent prior to the expiration of such 180 day period which (i) states that such Returned Insurance Premiums shall be used directly for the payment of premiums for First QuickBird Launch Insurance complying in all respects with the provisions of Section 4.9(b) of the Existing Notes Indenture and (ii) provides instructions for the payment of such premiums directly to the insurer(s) or their agents, the Collateral Trustee shall promptly pay such Returned Insurance Premiums in accordance with such payment instructions.

          Section 9. Limitation on the Collateral Agent's Duty in Respect of Collateral. The Collateral Agent shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Collateral Agent shall use reasonable care with respect to the Collateral in its possession or under its control. In accordance with Section 9-207 of the UCC, the Collateral Agent shall be deemed to have used reasonable care if it observes substantially the same standard of care with respect to the custody or preservation of the Collateral as it observes with respect to similar assets owned by the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent shall not be under any obligation to take any steps to preserve rights in the Collateral against any other parties, to sell the same if it threatens to decline in value, or to exercise any rights represented thereby (including rights with respect to calls, conversions, exchanges, maturities, or tenders); provided, however, that the Collateral Agent may, at its option, do so, and any and all reasonable expenses incurred in connection therewith shall be for the account of the Company. Upon written request of the Company, the Collateral Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral owned by the Company.

          Section 10. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Company hereunder, shall be absolute and unconditional irrespective of:

          (i) any lack of validity or enforceability of any provision of this Agreement, the Existing Notes, the Permitted Specified Indebtedness or any other agreement or instrument relating thereto;

          (ii) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Secured Obligations, or any other amendment, waiver or modification of any term of, or any consent to any departure from any requirement of, this Agreement, the Existing Notes, the Permitted Specified Indebtedness or any other agreement or instrument relating thereto;

          (iii) any exchange, release or non-perfection of any security interest or lien on any other collateral, or any release or amendment or waiver of any term of any guaranty of, or security for, or consent to departure from any requirement of any guaranty or other credit support of or for, all or any of the Secured Obligations; or

          (iv) all suretyship defenses and any other circumstance which might otherwise constitute a defense available to, or a discharge of, a borrower, a pledgor or a surety.

          Section 11. Choice of Law and Venue; Jury Trial Waiver. THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY AND WITHOUT INVALIDATING THE REMAINING PROVISIONS OF THIS AGREEMENT; THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR, AT THE SOLE OPTION OF THE COLLATERAL AGENT, IN ANY OTHER COURT IN WHICH COLLATERAL AGENT

SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. THE COMPANY AND THE COLLATERAL AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11. TO THE EXTENT PERMITTED BY LAW, THE COMPANY AND COLLATERAL AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY AND COLLATERAL AGENT EACH REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

           Section 12. Notices. All notices or demands by any party hereto to the other party and relating to this Agreement shall be sent by telecopy, promptly confirmed in writing, or nationwide overnight delivery service (with charges prepaid) and (i) if to the Collateral Agent, addressed to such address set forth under the signature bloc for the Collateral Agent as set forth in this Agreement, or at such other address as the Collateral Agent shall have specified to the Company in writing and (ii) if to the Company, addressed to it at 1900 Pike Road, Longmont, Colorado, 80501, Telecopier No: 303-682-3848, or at such other address as the Company shall have specified to the Collateral Agent in writing; provided, however, that any such communication to the Company may also, at the option of the Secured Party making the communication, be delivered by any other means either to the Company at its address specified above or to the Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer or Treasurer of the Company.

          Section 13. Amendments and Waivers in Writing.

          (a) No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing, and signed by the Collateral Agent and the Company, and then any such waiver or consent shall only be effective in the specific instance and for the specific purpose for which given.

          (b) As provided in Section 5(f) of this Agreement, the Company shall not permit any amendment, modification or termination of the First QuickBird Launch Insurance without the written consent of the Collateral Agent. The Collateral Agent shall consent to any proposed amendment or modification to the First QuickBird Launch Insurance that constitutes a Permitted Insurance Modification no later than ten days after delivery to the Collateral Agent of an

Officers' Certificate (i) stating that such amendment or modification constitutes a Permitted Insurance Modification and (ii) stating that such amendment or modification will not, directly or indirectly, have a material adverse effect on the value of the Collateral, the rights and benefits of the Company or the Collateral Agent under the First QuickBird Launch Insurance, the Lien of the Collateral Agent on the Collateral or the rights and benefits of the Collateral Agent hereunder. The Company will concurrently deliver a copy of such Officers' Certificate to the Existing Notes Indenture Trustee and any Permitted Specified Indebtedness Representative.

          Section 14. No Waiver; Remedies.

          (a) No failure on the part of the Collateral Agent or any Secured Party to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative, may be exercised singly or concurrently, and are not exclusive of any remedies provided by law or any other agreement.

          (b) Failure by the Collateral Agent or any other Secured Party at any time or times hereafter to require strict performance by the Company or any other Person of any of the provisions, warranties, terms or conditions contained in this Agreement, the Existing Notes Indenture, any Permitted Specified Indebtedness Agreements or any other agreements now or at any time or times hereafter executed by the Company or any such other Person and delivered to the Collateral Agent or any other Secured Party shall not waive, affect or diminish any right of the Collateral Agent or any other Secured Party at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been modified or waived by any course of conduct or knowledge of the Collateral Agent or any other Secured Party, or any agent, officer or employee of such Secured Party.

          Section 15. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          Section 16. Successors and Assigns. This Agreement and all obligations of the Company hereunder shall be binding upon the legal representatives, successors and assigns of the Company, and shall, together with the rights and remedies of the Collateral Agent hereunder, inure to the benefit of the Collateral Agent for the benefit of the Secured Parties, and their respective successors and assigns, including any subsequent holder of any Secured Obligations; provided, however, that the Company may not assign this Agreement or any rights or duties hereunder without the Collateral Agent's prior written consent.

          Section 17. Compensation: Indemnification. The Company shall pay to the Collateral Agent the following compensation: (i) $3,500, as an acceptance fee, payable upon execution hereof and (ii) $5,000 as an annual fee, first payable upon execution of this Agreement, then on each anniversary thereof. The reasonable compensation of the Collateral Agent shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Collateral Agent upon request for all reasonable out-of-pocket expenses and advances incurred or made by the Collateral Agent. Without limiting the generality of the foregoing, the Company shall pay, indemnify, hold harmless and defend the Collateral Agent, the Existing Notes Indenture Trustee and any Specified Indebtedness Agreement Representative and their respective directors, officers, agents and employees for, from and against any and all claims, actions, costs, damages, obligations, liabilities and expenses, including reasonable fees and disbursements of counsel and other advisors and consultants (including any insurance advisors retained to review the First QuickBird Launch Insurance, whether prior or subsequent to an Event of Default) retained by them, arising from this Agreement, the Existing Notes Indenture, any Permitted Specified Indebtedness Agreement and the Collateral Agent's acceptance of, or performance under, this Agreement.

          Section 18. Effectiveness. Except as provided in the following sentence, this Agreement shall be binding and deemed effective when executed by the Company and the Collateral Agent. The provisions of Section 4(d) shall become effective upon the delivery to the Collateral Agent of the policy in respect of the First QuickBird Launch Insurance.

          Section 19. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          Section 20. Integration. This Agreement reflects the entire understanding of the parties with respect to the subject matter of the security interest contemplated hereby for the benefit of the Secured Parties and this Agreement shall not be contradicted or qualified by any other agreement, oral or written, before the Issue Date.

          Section 21. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term "including" is not limiting. The words "hereof," "herein," "hereby," "hereunder," and other similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement.

          Section 22. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

          Section 23. Exculpation. No Person in or connected to the Secured Parties shall have any obligation or liability whatsoever under any governing agreement relating to any of the Collateral, or for the obligations of the Company, by reason of or arising out of this Agreement, nor shall any Person in or connected to the Secured Parties be required or obligated in any manner to perform or fulfill any of the obligations of the Company in connection with the Collateral.

          Section 24. Termination. This Agreement insofar as it relates to the Company and the security interest created and continued hereby by the Company shall terminate on the Termination Date, at which time (at the Company's cost and expense, to be paid in advance on or prior to the Termination Date) the Collateral Agent shall execute and deliver to the Company all UCC termination statements and similar documents and take such further action that the Company shall reasonably request to evidence or more fully effect such termination; provided, however, that the provisions of Section 17 and any other requirement for reimbursement of expenses and indemnification with respect to events occurring on or before the Termination Date shall continue in full force and effect following such Termination Date and the occurrence of the Termination Date shall not discharge or novate any rights accruing to the Collateral Agent or any other Secured Party prior thereto.

          Section 25. Special Provisions Relating to Certain Preexisting Collateral. Pursuant to that certain Collateral Pledge and Security Agreement dated as of March 19, 1997 made by the Company and the Original Notes Indenture Trustee (the "Original Pledge Agreement"), the Company pledged and granted to the Original Notes Indenture Trustee for its benefit and for the ratable benefit of the holders of the Original Notes a first priority security interest in and to certain collateral described therein ("Original Collateral") to secure certain "Obligations" (as defined therein) in respect of the Original Notes. The Company hereby reaffirms the pledge and grant in the Original Pledge Agreement and acknowledges and agrees that notwithstanding any contrary provision in any document, instrument or otherwise, the Original Pledge Agreement is hereby amended so that the "Obligations" secured thereby expressly include the Existing Notes Obligations and such "Obligations" (as so amended) shall be entitled to all the benefits and protections of the Original Pledge Agreement and the UCC. The Company also acknowledges and agrees that the Original Notes Indenture Trustee shall not be required to effectuate the release of all remaining Original Collateral, as contemplated in connection with the Recapitalization Transactions, until and unless, prior to or concurrently with such time, (a) the Company (i) delivers to the Collateral Agent the First QuickBird Launch Insurance meeting the requirements of this Agreement and the Existing Notes Indenture and (ii) performs all other acts necessary or desirable for the perfection of the assignment and grant of a security interest in the Collateral contemplated by this Agreement and (b) the premium for such insurance in the amount of at least the Existing Notes Obligations Cap has been fully paid for, or the Company has purchased United States Treasuries in an amount sufficient to pay the unpaid premium and pledged such securities to the Collateral Agent pursuant to the Pledge Agreement dated as of the date hereof among the Company, the Collateral Agent and The Bank of New York, as securities intermediary.

          IN WITNESS WHEREOF, the Company and the Collateral Agent have duly executed and delivered this Agreement on the date first above written.



                                   THE COMPANY

                                   EARTHWATCH INCORPORATED,
                                     a Delaware corporation


                                      /s/ Herbert F. Satterlee III
                                   By_____________________________
                                     Name: HERBERT F. SATTERLEE III
                                     Title: President & CEO



                                   THE BANK OF NEW YORK, as Collateral
                                     Agent



                                   By_____________________________
                                     Name:
                                     Title:

                                   Address for notice:
                                   101 Barclay Street, Floor 21 West
                                   New York, New York 10286
                                   Telecopier No: (212) 815-5915
                                   Attention: Corporate Trust Trustee
                                   Administration

          IN WITNESS WHEREOF, the Company and the Collateral Agent have duly executed and delivered this Agreement on the date first above written.



                                   THE COMPANY

                                   EARTHWATCH INCORPORATED,
                                     a Delaware corporation



                                   By_____________________________
                                     Name:
                                     Title:



                                   THE BANK OF NEW YORK, as Collateral
                                     Agent



                                      /s/ Walter N. Gitlin
                                   By_____________________________
                                     Name: WALTER N. GITLIN
                                     Title: Vice President

                                   Address for notice:
                                   101 Barclay Street, Floor 21 West
                                   New York, New York 10286
                                   Telecopier No: (212) 815-5915
                                   Attention: Corporate Trust Trustee
                                   Administration

                                   SCHEDULE I

                  LOCATION OF RECORDS AND CERTAIN COLLATERAL


     Tax Identification Number: 31-1420852

     Place of
     Business* and
     Location of Records

     EarthWatch Incorporated
     1900 Pike Road
     Longmont, CO 80501

     The records in respect of the Collateral will be maintained in the safe within the Accounting Department at the above location.

-------------------
* Indicates chief executive officer if there is more than one place of business.

                                  SCHEDULE II


Amendments or modifications to the following definitions in the "Definitions" section of the First QuickBird Launch Insurance shall be Permitted Insurance Modifications.

       Section                 Defined Term
       -------                 ------------

       2.                      Intentional Ignition
       3.                      Launch Services Agreement
       4.                      Launch Services Contractor
       5.                      Launch Vehicle
       6.                      Satellite
       7.                      Satellite Performance Specifications
       8.                      Terminated Ignition
       9.                      Underwriting Information
       10.                     Partial Loss
       11.                     Partial Loss Amount
       12.                     Partial Loss Fraction
       13.                     Projected Commercial Value
       14.                     Achieved Commercial Value
       15.                     Design Commercial Value
       16.                     Design Lifetime
       17.                     Remaining Lifetime
       18.                     Bus Throughput
       19.                     Instrument Output
       20.                     Normalized Size

                                                                           DRAFT

                                   EXHIBIT A

                            EARTHWATCH INCORPORATED
        QUICKBIRD 1 SATELLITE LAUNCH AND IN-ORBIT OPERATIONS INSURANCE

                                 DECLARATIONS

1.   Named Insured

     EarthWatch Incorporated

2.   Named Insured's Address

     1900 Pike Road
     Longmont, Colorado 80501-6700
     United States of America

3.   Additional Insured

     The Bank of New York in its capacity as Collateral Agent.

4.   Additional Insured's Address

     Attention: Corporate Trust Administration
     101 Barclay Street, Floor 21 West
     New York, New York 10286
     USA

5.   Losses Payable

     Losses under this Policy shall be adjusted with the Named Insured and shall be payable to the Additional Insured, or to its order, as the sole loss payee. The Insurers consent, agree and acknowledge that the Additional Insured has been granted a security interest in all of the Named Insured's right, title and interest under this Policy as collateral security for the payment and performance of the Named Insured's obligations to the Secured Parties.

6.   Policy Period

     Thirty-six (36) months, commencing at 12:01 am local time at the Named Insured's Address on March 15, 1999.

7.   Amount of Insurance

     The Amount of Insurance for the Satellite declared hereon is US$230,000,000. The minimum Amount of Insurance for the Satellite shall be US$200,000,000.

EarthWatch, Incorporated - QuickBird Launch and In-Orbit Operations Insurance
       Policy EarthWatch Confidential - Draft - 25/th/ June 1999 Page 1

8.   Attachment of Risk

     Risk of loss under this Policy shall attach at Intentional Ignition, provided Intentional Ignition occurs during the Policy Period.

9.   Termination of Risk

     Risk of loss under this Policy shall terminate for the Satellite upon the earliest of the following:

     a. upon Terminated Ignition, subject to Condition 23. (Reinstatement of Coverage and Reattachment of Risk following Terminated Ignition); or

     b. at 12:01 AM local time at the Named Insured's address on the day which is twenty-four (24) months following Attachment of Risk; or

     c.   when the Satellite is agreed to be a Total Loss under this Policy; or

     d. when agreed claims under this Policy for the Satellite equal the Amount of Insurance for the Satellite; or

     e.   at the expiration of the Policy Period.

     In the event a launch occurs within the Policy Period but insufficient time remains for b. above to occur before the Policy Period expires, the Insurers agree to extend the Policy Period to expire upon the earliest of b., c., or d. above.

10.  Premium

     Premium for the Satellite shall be calculated by multiplying the declared Amount of Insurance by the premium rate of thirteen and one-tenth percent (13.1%).

     The premium is deemed fully earned at Attachment of Risk, subject to Condition 23. (Reinstatement of Coverage and Reattachment of Risk following Terminated Ignition).

     Premium for the Satellite shall be payable as follows:

     a. A deposit premium of five percent (5%) of the premium due for the Satellite shall be payable no later than 1/st/ June 1999,

     b. Seventy-five percent (75%) of the premium due for the Satellite shall be payable no later than thirty (30) days before Attachment of Risk is expected to occur.

     c. Ten percent (10%) of the premium due for the Satellite shall be payable one hundred twenty (120) days after Attachment of Risk occurs, and

     d. Ten percent (10%) of the premium due for the Satellite shall be payable three hundred sixty-five (365) days after Attachment of Risk occurs.

     In the event of a claim arising hereunder which exceeds the premium paid, the balance of the Premium shall become due and payable forthwith.

     Should the launch of the Satellite be canceled or delayed beyond the Policy Period before its Attachment of Risk, the Insurers recognize that risk will not attach under this Policy. In this case, the Insurers agree to return to the Additional Insured any premium paid, without interest, within thirty
     (30) days of notification from the Named Insured or Additional Insured that the launch has been canceled or will be delayed beyond the Policy Period. Upon return of said premium, this Policy shall be deemed null and void.

     If premium has been paid to the Insurers, and the Satellite's scheduled launch date is delayed more than three (3) calendar months from its last advised scheduled launch date, at the Named Insured's request, the Insurers will return such premium without interest. The return premium will be paid by the Insurers to the Additional Insured within thirty (30) days from the date they receive the Insured's or Additional Insured's written request for such return.

11.  Launch Schedule

     The preliminary Launch Schedule is as follows:

     ---------------------------------------------------------------------
           Satellite        Launch Vehicle         Scheduled Launch Date
     ---------------------------------------------------------------------
          QuickBird-1            Cosmos                    Q4 1999
     ---------------------------------------------------------------------

12.  Franchise

     No claim will be payable under this policy unless the amount of any and all agreed claims is greater than US$34,500,000. In the event the amount of any and all agreed claims is greater than US$34,500,000 the full amount of the agreed claim(s) will be payable in accordance with Condition 5 of this policy.

                              INSURING AGREEMENT

In consideration of the payment of the Premium, in reliance upon the statements in the Declarations and in the Underwriting Information provided to the Insurers, and subject to all of the terms, conditions, limitations and exclusions of this Policy, the Insurers agree with the Insured as follows for the Satellite:


     a. In the event of a Terminated Ignition that results in damage to the Satellite, to indemnify the Named Insured up to the applicable Amount of Insurance for all necessary costs resulting from the Terminated Ignition which are directly incurred by the Named Insured in de-mating the Satellite from the Launch Vehicle, Satellite defueling operations, disassembling, testing, inspecting, transporting, repairing, refurbishing, storing, assembling and integrating, retesting and restoring the Satellite to flightworthy condition, such that a subsequent Intentional Ignition can occur; and/or

     b. In the event of a Partial Loss due to an occurrence between Attachment of Risk and Termination of Risk, to indemnify the Named Insured for the applicable Partial Loss Amount under provision of Definition 10.a. (Partial Loss) or to indemnify the Insured for any loss or damage under the provision of Definition 10.b. (Partial Loss); and/or

     c. In the event of a Total Loss due to an occurrence between Attachment of Risk and Termination of Risk, to pay the Named Insured the Amount of Insurance stated in Declaration 7 (Amount of Insurance).

Except as provided for Condition 23. (Reinstatement of Coverage and Reattachment of Risk following Terminated Ignition) and in Condition 21 (Corrective Measures) of this Policy, in no event shall the total amount paid for claims under this Policy exceed the Amount of Insurance as stated in Declaration 7 (Amount of Insurance) of this Policy.

A loss shall not be covered under this Policy unless the occurrence giving rise to such loss has manifested itself by telemetry or payload performance data or lack thereof, or any other ground measurement, recorded between Attachment of Risk and Termination of Risk and the Insured has filed a proof of loss with the Insurers in respect of such loss in accordance with Condition 3 (Insured's Duties) of this Policy.

In the event of a loss under this Policy where a Satellite can be operated in any one of several configurations, the configuration to be used in calculating the Projected Commercial Value shall be that which minimizes the claim. The Named Insured may operate the Satellite, after loss, in a different configuration than that upon which a claim was adjusted.

In the event of a Partial Loss or Total Loss, the Insured shall, using reasonable business judgment, demonstrate that the Satellite cannot be used for its intended commercial purposes.

In the event the Insured has previously been indemnified for a loss on a Satellite under this Policy, the amount of indemnity for a subsequent loss on that Satellite shall be adjusted to eliminate any duplicative recovery for loss.

                                  DEFINITIONS

1.   Contract

     "Contract" means, as applicable:

     a. the Contract for QuickBird Spacecraft number SE.1M.PRJ.0004.A, dated June 9, 1998 between Ball Aerospace & Technologies Corp. and the Named Insured including Amendments and Exhibits attached thereto (these need to be specified);

     b. the Agreement for QuickBird Sensor Subsystem number SE.1M.SSS.002.A dated October 14, 1996 between Eastman Kodak Company and the Named Insured including Attachments and Amendments attached thereto (these need to be specified;

     c. the Agreement for EarthWatch QuickBird Solar Array Assembly number SE.1M.EPS.004 dated August 27, 1997 between Fokker Space B.V. and the Named Insured including Attachments and Amendments attached thereto (these need to be specified), and including any subsequent change, revision, amendment, waiver, modification or other executed agreement the Insurers have accepted in writing in accordance with Condition 18 (Material Changes), which acceptance shall not be unreasonably withheld.

2.   Intentional Ignition

     "Intentional Ignition" means the issuance of the launch command from the launch sequencer.

3.   Launch

     Following Intentional Ignition the flow of fuel or oxidizer into any of the first stage engines of the Launch Vehicle.

4.   Launch Services Agreement

     "Launch Services Agreement" means the launch services agreement dated July 1, 1998 between the Named Insured and the Launch Services Contractor, and including any subsequent change, revision, amendment, waiver, modification or other executed agreement the Insurers have accepted in writing in accordance with Condition 18 (Material Changes), which acceptance shall not be unreasonably withheld.

5.   Launch Services Contractor

     "Launch Services Contractor" means United Start Corporation.

6.   Launch Vehicle

     "Launch Vehicle" means the Cosmos launch vehicle designated by the Launch Services Contractor and to be used for the launch of the Satellite in accordance with the Launch Services Agreement.

7.   Satellite

     "Satellite" means the QuickBird-1 spacecraft manufactured and to be launched pursuant to the Contract and Launch Services Agreement.

8.   Satellite Performance Specifications

     "Satellite Performance Specifications", also referred to as the "SPS", means the collection of documents which represent the flowdown of requirements to various subsystems from a single, top-level, set of specifications, incorporated in the Contract.

9.   Terminated Ignition

     "Terminated Ignition" shall mean that, following Intentional Ignition, Launch does not occur and the launch pad is declared by the Launch Services Contractor to have been returned to the level of safety equivalent to that which existed immediately prior to Attachment of Risk.

10.  Underwriting Information

     "Underwriting Information" means the documentation provided to the Insurers by the Insured with respect to the subject matter of this Policy.

11.  Partial Loss

     "Partial Loss" means:

     a. the Projected Commercial Value is less than the Design Commercial Value but where the Satellite is not a Total Loss; or

     b. such other loss not contemplated by paragraph a. of this Definition, in which event the Insured shall clearly establish the alternative basis for loss of Design Commercial Value and in which case the Insured, using reasonable judgment and after examining all the technical alternatives for correcting the failure, demonstrates that the Satellite cannot be used for its intended commercial purposes.

12.  Partial Loss Amount

     "Partial Loss Amount" means an amount calculated as follows:

     Partial Loss Amount  =  (Amount of Insurance) * (PLF)

     Where

     PLF means Partial Loss Fraction

13.  Partial Loss Fraction

     "Partial Loss Fraction" means the value determined by the formula:

     PLF = 1 - (PCV/DCV)

     Where

     PLF means Partial Loss Fraction
     PCV means Projected Commercial Value
     DCV means Design Commercial Value

14.  Projected Commercial Value

     "Projected Commercial Value" means the commercial value over the 5-year mission life predicted at some intermediate point during the Satellite's lifetime. It is the sum of the Achieved Commercial Value at that time plus the remaining value extrapolated using the Satellite's performance values at that time. It is determined according to the following formula:

     PCV = ACV + (INST\\OUTPUT\\  X  BUS\\THROUGHPUT\\  X  RL\\ORBITS\\)

     where

     PCV means Projected Commercial Value
     ACV means Achieved Commercial Value
     INST\\OUTPUT\\ means Instrument Output
     BUS\\THROUGHPUT \\ means Bus Throughput
     RL\\ORBITS\\ means Remaining Lifetime

15.  Achieved Commercial Value

     "Achieved Commercial Value" means the commercial value of the spacecraft calculated at some intermediate point during the spacecraft's lifetime and is determined according the formula:

          n=actual
     ACV = E INST \\OUTPUT\\ (n) x BUS \\THROUGHPUT\\ (n) n=1

     Where

     ACV means Achieved Commercial Value
     INST\\OUTPUT\\  means Instrument Output
     BUS\\THROUGHPUT \\ means Bus Throughput
     (n) means the number of each orbit starting with n=1 and incrementing by 1 for each additional orbit .
     (n actual) means the actual number of orbits at the date ACV is calculated.

16.  Design Commercial Value

     "Design Commercial Value" means the full value of the Satellite in terms of its imaging potential assuming it performs according to the SPS over its 5-year mission life and determined according to the formula:

     DCV = INST\\OUTPUT\\ X BUS\\THROUGHPUT\\ X DL\\ORBITS\\

     Where

     DCV means Design Commercial Value
     INST\\OUTPUT\\ means Instrument Output
     BUS\\THROUGHPUT\\ means Bus Throughput
     DL\\ORBITS\\ means Design Lifetime

17.  Design Lifetime

     "Design Lifetime" means the amount of time expressed in orbits that the Satellite is expected to successfully operate on its intended orbit and is defined as a number between zero (0) and 27,200 and which shall be advised to Insurers no later than thirty (30) days before Launch.

18.  Remaining Lifetime

     "Remaining Lifetime" means the amount of time expressed in orbits that the Satellite is expected to successfully operate on its intended orbit from a specified moment in time and is defined as a number between zero (0) and 27,200, or such number as was advised to Insurers in Definition 16. Design Lifetime.

19.  Bus Throughput

     "Bus Throughput" means a normalized measure (from 0 to 1) of the Satellite's ability to support the acquisition, on-board storage, and transmission of commercially usable imagery and is determined by the following formula:

          BUS\\THROUGHPUT\\ = /N/\\events\\
                              -------------
                                   19

     where N\\events\\ is the number of imaging events the spacecraft is able to complete successfully during the 23.5 minute imaging period of the design imaging sequence of the Satellite.

20.  Instrument Output

     "Instrument Output" means the commercially useful image width that the instrument can produce. The panchromatic band is worth four times the collective multispectral bands, so that INST \\OUTPUT\\is determined by the following formula:

     INST \\OUTPUT \\= 0.8 x NS\\pan\\ + 0.05 x NS\\blue\\ +0.05 x NS\\green\\ +0.05 x NS\\red\\ +0.05 x NS\\NIR\\

     Where

     NS means Normalized Size
     NS\\pan\\ means Normalized Size of the panchromatic band
     NS\\blue\\, NS\\green\\, NS\\red\\ and NS\\NIR\\ mean Normalized Size of the multispectral bands

21.  Normalized Size

     Normalized Size means the size of an image relative to its design width. It is measured in each individual band (pan, blue, green, red, or NIR), and is given by the following formula:

     NS\\xxx\\=Largest number of contiguous taps in band xxx that meet images quality reqts.
               -----------------------------------------------------------------------------
                              Total number of taps in band xxx

     An NS value of 1 represents a full-width image, whereas an NS value of 0.5 represents a half-width image.

     The normalized image size NS counts the number of contiguous taps which meet minimum image quality requirements. A tap will meet the minimum image quality requirements if the following criteria for M\\band\\ and N\\ID\\ are met:

     M\\band\\ more than 3, where M\\band\\ = A x T x MTF\\NYQ\\
                                              ------------------
                                                B x T + n/2/\\RMS\\

     In this equation:

       T           =    the ratio of the average response of the band for a
                        given Earth radiance to the pre-launch value;

       MTF\\Nyq\\  =    the band MTF at the so-called Nyquist frequency (a
                        spatial frequency equal to 1/2 times the reciprocal of the detector spacing) for that band;

       n\\RMS\\    =    the number of root-mean-square (RMS) counts of temporal
                        noise from the sensor in that band with no significant illumination;

       A, B        =    constant values specific to each band, given in Table 1.

                ---------------------------------------------------------
                   Pan        Blue       Green        Red         NIR
      ----------=========================================================
        A          129        42.1       75.6         71.6       76.1
      -------------------------------------------------------------------
        B         3.90        1.64       2.17         1.49       1.23
      -------------------------------------------------------------------

               Table 1.  Parameters for image quality equation.

     M\\band\\ is a close approximation to the low-light SNR x MTF specification given in the Spacecraft Performance Specification.

     and

     N\\ID\\, where N\\ID\\ represents the number of inoperable detectors

22.  Total Loss

     "Total Loss" means:

     a.   the complete loss, destruction or failure of the Satellite; or

     b. a loss or failure such that the Projected Commercial Value is reduced to be less than thirty-four percent (34%) of the Design Commercial Value.

23.  Collateral Agent

     "Collateral Agent" means The Bank of New York, a New York banking corporation, having its principal corporate trust office at 101 Barclay Street, Floor 21 West, New York, New York 10286 in its capacity as collateral agent for itself and for the ratable benefit of the other Secured Parties, and its successors and assigns.

24.  Secured Parties.

     "Secured Parties" means Collateral Agent, the Existing Notes Indenture Trustee, any Permitted Specified Indebtedness Representative and any holders or other obligees from time to time of the Existing Notes Obligations or any Permitted Specified Indebtedness Obligations, all as defined in the Collateral Pledge and Security Agreement between the Insured and The Bank of New York dated as of April 7, 1999 as from time to time amended or otherwise modified.

24.  Insured

     Insured means the Named Insured and Additional Insured named herein.

                                  EXCLUSIONS

This Policy does not apply to loss, damage or failure caused by or resulting from:

1. War, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

     a.   any government or sovereign power (de jure or de facto);
     b.   any authority maintaining or using a military, naval or air force;
     c.   any military, naval or air force; or
     d.   any agent of such government, power, authority or force.

2. Any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams.

3. Insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government or governmental authority in hindering, combating or defending against such an occurrence, whether there be a declaration of war or not.

4. Confiscation by order of any government or governmental authority or agent (whether secret or otherwise) or public authority.

5. Nuclear reaction, nuclear radiation or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment.

6. Electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference.

7. Willful or intentional acts of the Insured and/or its contractors or subcontractors designed to cause loss or failure of a Satellite and/or Launch Vehicle except for the acts of the range safety officer acting within the limit of his authority; however, this exclusion shall not apply to actions of any employees, contractors or subcontractors of the Named Insured while acting outside of their authorized responsibilities, and without the knowledge of the Named Insured.

8.   Third party liability.

                                  CONDITIONS

1.   Declarations

     By the acceptance of this Policy, the Insured agrees that the statements in the Declarations and the Underwriting Information are its agreements and representations, and are, to the best of its knowledge and belief, true, and that this Policy is issued in reliance upon such agreements and the truth of such representations. This Policy embodies all agreements existing between the Insured and the Insurers.

2.   Due Diligence

     The Insured shall use due diligence and do and concur in doing all things practicable to avoid or diminish any loss under this Policy and shall act at all times as if uninsured.

3.   Insured's Duties

     In the event of an occurrence likely to result in a claim with respect to the Satellite under this Policy, the Insured shall:

     a. file a notice of occurrence with the Insurers. The notice of occurrence shall:

          i. be in writing and contain sufficient particulars to identify the Insured and all reasonably obtainable information describing the circumstances of the occurrence as appropriate; and

          ii. be filed with the Insurers as soon as possible but not later than the earlier of:

               A. thirty (30) days after any officer and/or the program manager of the Insured becomes aware of the occurrence; or
               B.   thirty (30) days after the applicable Termination of Risk;
                    and

     b. if a claim is to be made with respect to the Satellite, file a proof of loss with the Insurers as soon as practicable but in any event no later than one hundred and eighty (180) days after filing the applicable notice of occurrence with the Insurers.

     The proof of loss shall:

     i. state the date, time, nature and probable cause of each occurrence that results in a claim;
     ii.  state the basis for the amount of the claim;
     iii. establish the occurrence by telemetry data or lack thereof, or any other ground measurement, recorded between Attachment of Risk and Termination of Risk;
     iv.  be signed and sworn to by an officer of the Insured;

     v.   be notarized as to the signatory of the proof of loss; and
     vi. include such other information as the Insurers may reasonably require or request, in accordance with Condition 4 (Access to Information).

     The Insurers shall accept, reject, or request further clarification regarding a filed proof of loss within thirty (30) days of its receipt.

4.   Access To Information

     The Insured shall respond to all specific reasonable requests from the Insurers regarding the launch, design, test, manufacturing, quality control and performance information available to the Insured relating to the subject matter of this Policy. Information provided in accordance with this Condition and relating solely to technical aspects of the Satellite shall not be provided to the Additional Insured in accordance with Condition 24, unless the Additional Insured specifically requests such information. In the event that the Additional Insured requests such information, the Insured shall have no obligation to provide such should the provision of such be contrary to U.S. law and regulations.

     In the event that a notice of occurrence is filed under Condition 3 (Insured's Duties), the Insured shall do the following:

     a. conduct review sessions with the Insurers to discuss any issues relating to the occurrence;

     b. be diligent in securing the Insurers' access to all information used in or resulting from any investigation or review of the causes or effects of the loss or failure; and

     c. make available for inspection and copying all information necessary to establish the loss and verify the accounting methods employed to compute any return or recovery claim payment.

     To the extent that any information requested by the Insurers in accordance with this Condition is subject to proprietary information non-disclosure agreements or, disclosure restrictions under any export license issued by the United States government in connection with the Contract or any contract between the Named Insured and its contractors or sub-contractors, the Insured shall use its best efforts to obtain such information.

5.   Claims Payment

     Payment for a loss shall be made within sixty (60) days after the Insurers agree to the applicable Proof of Loss.

     The Amount of Insurance for the Satellite will be reduced by the amount of any claim payment previously made to the Insured in respect of such Satellite, from the date of the occurrence giving rise to the claim.

6.   Net Present Value

     All losses which relate to the future rather than to the present operation of the Satellite will be calculated by discounting from the day the proof of loss is agreed to the first day each loss is expected to materialize. Discounting will be performed to the time of agreement of the proof of loss discounting the amount of the agreed claim. The interest rate to be used for discounting shall be the yield on U.S. Treasury bills of one (1) year maturity as of the date of the agreement of the proof of loss.

7.   Arbitration

     Any dispute arising from this Policy, shall be referred by the Insured and/or the Insurers to be finally settled by arbitration pursuant to the Rules of the American Arbitration Association by a majority decision of three (3) arbitrators appointed in accordance with the said Rules of Arbitration.

     Each party to the dispute shall bear the expense of preparing and presenting its own case, regardless of the outcome of the arbitration. The expense of the arbitration shall be equally divided between such parties.

     The place of arbitration shall be Denver, Colorado, United States of America and the language of the arbitration shall be English

8.   Abandonment

     In the event of loss, there shall be no abandonment of any property to the Insurers unless the Insurers give their written consent.

9.   Subrogation

     To the extent of any claim payment under this Policy, the Insurers shall be subrogated to all of the Insured's rights of recovery thereof against any person or organization. The Insured shall do nothing to prejudice such rights and shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights. The Insured shall cooperate with the Insurers and, upon the Insurers' request, and at the Insurers' expense, shall assist in effecting settlement, securing evidence, and in the conduct of suits.

     The Insurers agree not to exercise rights of subrogation against any subsidiary or affiliated company of the Insured or any company managed by the Insured; and the Insurers agree not to exercise rights of subrogation, to the extent the Insured has waived rights in written contracts prior to Attachment of Risk, against United Start Corporation, Lockheed Martin Astronautics, Ball Aerospace & Technologies Corp., Kodak, Fokker or any of their respective governments, contractors or sub-contractors.

     After inception of the Policy, the Insured shall not agree to any further waiver of rights of recovery under the terms of the Contract or under the terms of any future contracts relating to the subject matter of this Policy without the prior written consent of the Insurers.

10.  Changes

     Notice to or knowledge possessed by any agent or other person shall not effect a waiver or change in any part of this Policy nor estop the Insurers nor the Insured from asserting any right under the terms of this Policy.

     The terms of this Policy may be waived or changed only upon mutual agreement between the Insured and the Insurers and evidenced by an endorsement issued by the Insurers to form a part of this Policy.

11.  Assignment

     The Insurers shall not be bound by any assignment of interest under this Policy unless the Insured obtains the written agreement of the Insurers before assignment.

     Notwithstanding the foregoing, Insurers acknowledge that the Insured, pursuant to the Collateral Pledge Agreement by and among The Bank of New York and EarthWatch Incorporated, shall assign all of Named Insured's rights in and to the proceeds under this Policy, effective as of the time this Policy takes effect; and Insurers consent to and waive notice of such assignment.

12.  Misrepresentation and Fraud

     This Policy shall be null and void if the Insured knowingly conceals or misrepresents, in writing or otherwise, any material fact or circumstance concerning the insurance provided under this Policy or the subject matter hereof.

     This Policy shall also be null and void if the Insured defrauds or attempts to defraud the Insurers whether before or after loss.

     In the event of this Policy being declared null and void by the Insurers in accordance with their rights pursuant to this Condition, the Insurers shall notify the Insured in writing and this Policy will become null and void ab initio.

13.  Cancellation

     This Policy may be canceled only by mutual agreement in writing between the Insured and the Insurers, or unilaterally by the Insurers for non-payment of Premium.

     In the event of non-payment of Premium, the Insurers shall provide written notice to the Insured of such cancellation stating a date when, not less that fifteen (15) days thereafter, such cancellation shall be effective. In the event the due Premium is paid in full within the notice period, the applicable notice of cancellation by the Insurers shall cease to have any force or effect. In the event of non-payment of Premium, the Additional Insured shall have the right, but not the obligation, to the pay the Premium on behalf of the Named Insured.

14.  Return of Claim Payment

        Where:

     a.   claim payment has been made under this Policy; and

     b. the Insurers and the Insured subsequently agree in writing to reduce or eliminate the claim because of events occurring after payment of the claim by the Insurers,

     the Additional Insured shall return to the Insurers, within thirty (30) days of such an agreement, all amounts, without interest, by which the claim has been reduced or eliminated.

     Reasonable sums expended by the Insured to reduce or eliminate the loss shall be deducted from any claim payments returnable to the Insurers pursuant to this Condition. The applicable Amount of Insurance will be reinstated to the extent of the agreed amount by which the claim has been reduced or eliminated from the date of the occurrence giving rise to such claim.

15.  Salvage

     In the event a claim for loss is paid hereunder, the Insurers shall have, at their option, the right to receive the maximum salvage, if any, from or title to the Satellite in the event the Insurers have paid a claim for a Total Loss, or salvage from the portion of the Projected Commercial Value for which a claim for Partial Loss has been paid.

     With the written consent of Insurers the Insured may continue to operate that portion of capacity of the Satellite for which a claim for a Partial Loss is paid hereunder. In such event, the Insurers shall receive ten percent (10%) of the gross operating revenue from that portion of capacity of the Satellite for which a claim has been paid hereunder or fair market value of equivalent goods or services derived with respect to such capacity after the said loss is paid, up to the amount of the payments made by the Insurers in respect of such capacity of the Satellite under this Policy.

     In the event the Insured with the consent of the Insurers sells, leases or otherwise disposes of the Satellite for which a claim for Total Loss is paid hereunder or a portion of Satellite life or capacity for which a claim for Partial Loss is paid hereunder, the Insurers shall receive ninety percent (90%) of the proceeds of the sale, up to the amount of payment made by the Insurers for the Satellite or portion of the Satellite life or capacity for which a claim was paid under this Policy. The Insured shall be permitted to deduct from any such sale proceeds any reasonable costs incurred by the Insured with the consent of the Insurers directly related to such sale.

     The Insurers acknowledge and agree that in the event the Insurers have paid a claim for a Total Loss and the Satellite is offered for sale pursuant to the exercise of the Insurers' rights under this Condition, they shall meet with the Insured for discussions about the business and financial issues associated with the offer for sale, including the following conditions:

     a. for a period of six (6) months from the date when the Insurers notify the Insured in writing they plan to sell the Satellite, the Insurers shall offer the Insured the first right of refusal for the purchase of the Satellite at identical terms of any offer to purchase the Satellite received from a bona fide purchaser;

     b. the exercise of such rights by the Insurers will be limited by the rights of the Named Insured pursuant to the Contract; and

     c. the Insured shall, subject to the Contract, provide to the Insurers such documents as are reasonably necessary to operate the Satellite and/or sell the Satellite to a third party provided that the Insurers and/or third party purchaser of the Satellite execute non-disclosure agreements required by the owners of such documents and comply with any export license issued by the U. S. Government relating to the Satellite.

16.  Use of the Satellite After Loss

     The Insured may use the Satellite and/or that portion for which a claim for Total Loss or Partial Loss is paid hereunder for scientific and/or incidental communications purposes that do not produce operating revenue or income of any nature. Such use shall:

     a.   be subject to the prior written agreement of the Insurers; and

     b. not reduce claim payments made by the Insurers or affect salvage paid under this Policy.

17.  Titles

     The titles of the various sections and paragraphs of this Policy, and of any endorsements or supplemental agreements attached to or incorporated into this Policy, are inserted solely for convenience and shall not be deemed to limit or otherwise affect the terms contained in the paragraphs to which they relate.

18.  Material Changes

     If:

     a. the Named Insured shall waive or modify any of the material technical specifications or requirements of the Contract(s), the Satellite Performance Specifications and\or Launch Service Contract(s); or

     b. the Insured becomes aware of any material change in any of the Underwriting Information previously provided to the Insurers; or

     c.   the Named Insured shall change, revise or amend the Contract(s),

     the Insured shall promptly notify Insurers of any change, waiver, modification, revision and\or amendment. The Insurers shall have the right to review all of the terms and conditions of this Policy with the Insured and to the extent any change, waiver, modification, revision and\or amendment results in a material increase in risk of loss or material change in insurable interest under this Policy, to re-negotiate the affected terms under this Policy.

     In the event any change, waiver, modification, revision and\or amendment results in a material increase in risk of loss or material change in insurable interest under this Policy, Insurers shall promptly notify the Insured to this effect.

     If the Insured does not so notify the Insurers of any change, waiver, modification, revision or amendment as required above, any loss resulting directly from any change, waiver, modification, revision and\or amendment shall not be covered by this Policy.

     Total Loss or Partial Loss or change in the operating status of the Satellite which occurs after Attachment of Risk will not be considered a material change in information for the Satellite.

19.  Governing Law

     This Policy shall be governed by and construed in accordance with the laws and regulations of the State of Colorado, United States of America and without regard to its choice of law provisions.

20.  Other Insurance

     With prior approval of the Insurers and the Additional Insured, the Insured may secure other in-orbit operations insurance for the Satellite provided that, in the event the Insured recovers on claims in respect of the Satellite under one or more policies for which the Insured also recovers under this Policy, the Insured's recovery under this Policy shall be reduced by a proportional amount reflecting such other recoveries.

21.  Corrective Measures

     If, in the opinion of the Insurers, a loss covered by this Policy can be reduced or eliminated by changes to ground installations, computer software or other measures of a similar nature to be undertaken at the Insurers' sole cost and expense, the Insured agrees to discuss the feasibility of such corrective measures with the Insurers.

     In the event the Insured agrees to take the corrective measures as stated above but such measures do not achieve satisfactory correction of or compensation for the loss, the Insurers will bear the necessarily incurred cost and expense in addition to the applicable Amount of Insurance or, in the event of Partial Loss, in addition to the amount of claim payable.

22.  Inspection And Audit

     In the event that the Insured makes a claim under this Policy, subject to Condition 4 (Access to Information), the Insurers, through their authorized representative, shall be privileged to inspect the books and records of the Insured pertaining to the subject matter of this insurance during the Policy Period or within a period of up to three years after a claim is made under this Policy.

23. Reinstatement of Coverage and Reattachment of Risk following Terminated Ignition

     a. In the event of a Terminated Ignition such that a subsequent Intentional Ignition can occur for the affected Satellite during the Policy Period and there is no damage to either the Launch Vehicle or the Satellite, the Insurers agree to reattach coverage under this Policy if the Named Insured provides the Insurers as its certification, certification it has received from the launch vehicle services contractor and the Satellite manufacturer that, to the best of the launch vehicle services contractor's and Satellite manufacturer's knowledge and belief, no damage to the Launch Vehicle or the Satellite, respectively, has occurred and the Satellite and Launch Vehicle are in flightworthy condition.

     b. In the event of a Terminated Ignition which results in damage to either the Satellite or the Launch Vehicle but is not a Total Loss, such that a subsequent Intentional Ignition can occur during the Policy Period the Insurers agree to reattach coverage under this Policy if the Named Insured provides the Insurers as its certification, certification it has received from the Satellite manufacturer and the launch vehicle services contractor that the damage has been satisfactorily repaired, and that to the best of such manufacturer's and contractor's knowledge and belief the Satellite and Launch Vehicle are in flightworthy condition.

     c. In the event of a Terminated Ignition which results in a claim under this Policy but not a Total Loss, such that a subsequent Intentional Ignition can occur prior to expiry of the Policy period and (b) above is satisfied, Insurers upon written notification from the Insured prior to reattachment agree to reinstate the Amount of Insurance if the Insured pays the Insurers an additional premium calculated at the basic premium rate stated in Declaration 8 applied to the amount of indemnification paid under the Insuring Agreement. In such event, the additional premium shall be due and payable as soon as practicable, but no later than three (3) business days following the reattachment.

     d. In the event of a Terminated Ignition such that the Insured determines that a subsequent launch will not occur under this Policy for the affected Satellite, this Policy shall terminate with respect to said Satellite and;

               i) In the event the Insured does not make a claim for loss arising between Attachment of Risk and said Terminated Ignition the Insurers will retain premium calculated at a rate of 0.50% applied to the applicable Amount of Insurance and return all other premium received hereunder for the Satellite, without interest, within thirty (30) days from the date the Insurers are advised accordingly by the Insured; or

               ii) In the event the Insured has made a claim for loss arising between Attachment of Risk and said Terminated Ignition, the Insurers will earn full premium for the Satellite.

24.  Notices

     Unless otherwise provided for in this Policy, all written communications under this Policy, including but not limited to correspondence, notices, consents, and requests, shall be addressed as follows:

     a.   If to the Named Insured:

          EarthWatch Inc.
          Attention: Director of Contracts
          1900 Pike Road
          Longmont, CO 80501-6700
          USA
          Facsimile: +1-303-682-3848

     b.   If to the Insurers:

          Willis Inspace
          6700-A Rockledge Drive
          Bethesda, MD 20817
          USA
          Facsimile:  +1-301-897-8603.

     Unless otherwise provided for in this Policy, the Additional Insured shall receive copies of all written communications sent by or received by the Insured. Such copies shall be delivered by the Insured to:

     The Bank of New York
     Attention: Corporate Trust Administration
     101 Barclay Street, Floor 21 West
     New York, New York 10286
     USA
     Facsimile: +1-212-815-5915

     Where practical, all notices shall be given by facsimile transmission unless adequate notice can be given by registered mail.

     Notice to the Additional Insured includes receipt of the sole original policy as executed by the Insurers and the Insured. Such sole original policy shall be provided by Willis Inspace.

25.  Negotiation of Claims

     In the event that the Insurer disputes a claim or a claimed amount submitted under the Policy, the Named Insured cannot agree to a compromise of the claim or a claimed amount without the consent of the Additional Insured.

*** Endorsement to ACE policy ***

Due to their corporate requirements resulting from their Bermuda domicile, ACE require the notices to Willis Inspace be sent to our London office and the arbitration condition read as follows. Only the ACE policy would have these different notice and arbitration conditions implemented by way of endorsement.

Endorsement No. 1 - (Applicable to ACE Bermuda Insurance Ltd.)

It is hereby noted and agreed that with effect from inception the following changes are made to the Policy:

1. Condition 7 Arbitration is deleted in its entirety and replaced with the following:

     7.   Arbitration:
          ------------

          All disputes and differences arising under or in connection with this Policy shall be referred to arbitration under ARIAS Arbitration Rules.

          The Arbitration Tribunal shall consist of three (3) arbitrators, one
          (1) to be appointed by the Named Insured, one (1) to be appointed by the Insurer and the third to be appointed by the two (2) appointed arbitrators.

          The third member of the Tribunal shall be appointed as soon as practicable (and no later than twenty eight (28) days) after the appointment of the two (2) party-appointed arbitrators. The Arbitration Tribunal shall be constituted upon the appointment of the third arbitrator.

          Where the Named Insured or the Insurer fails to appoint an arbitrator within fourteen (14) days of being called upon to do so or where the two (2) party-appointed arbitrators fail to appoint a third within twenty-eight (28) days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

          The Arbitration Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute. The Tribunal shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions.

          The seat of the arbitration shall be London, England.

All other Terms, Conditions, Limitations and Exclusions, as contained in the Policy, remain unaltered.

                                   * * * * *